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ENDORSEMENT
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This  Endorsement  is  attached  to and made a part of this  Contract  as of the
Contract  Date,  or if later,  the date shown  below.  Terms not defined in this
Endorsement have the meaning given to them in the Contract.

The  "Method  for  Deductions"  found  on  page 3 is  amended  to  provide  that deductions  will be made  from  the  Accounts  in the same  proportion  that the
Contract  Value is allocated  among the  accounts.  Any terms of the "Method for
Deductions" which are inconsistent with this provision shall be deleted.

SECURITY BENEFIT LIFE INSURANCE COMPANY

ROGER K. VIOLA

Roger K. Viola
Secretary

Endorsement Start Date
(If Other Than Contract Date)

V6071 (3-01)